                                  EXHIBIT 99.6

                              EMPLOYMENT AGREEMENT


         This agreement (this "AGREEMENT") is made effective as of April 12, 1999, between Century Business Services, Inc., a Delaware corporation (the "COMPANY"), and Fred M. Winkler ("EXECUTIVE").

                             PRELIMINARY STATEMENT
                             ---------------------

         The Company and Executive desire to enter into certain agreements providing for Executive's employment with the Company and that Executive serve in an executive capacity with the Company on the terms hereinafter set forth.

                             STATEMENT OF AGREEMENT
                             ----------------------

         NOW THEREFORE, in consideration of the premises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. EMPLOYMENT. The Company agrees to employ Executive as described below, and Executive accepts such employment for the period beginning as of the date hereof and ending upon termination pursuant to PARAGRAPHS 1(d) OR 1(e) hereof(the "EMPLOYMENT PERIOD").

         (a) SERVICES. During the Employment Period, Executive will render such services of an executive and administrative character to the Company and its affiliates as the Board of Directors of the Company (the "BOARD") may from time to time direct and will have the title and status of President and Chief Operating Officer. Executive will also be elected to the Board of the Company and be renominated for election as appropriate during the Employment Period. Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and reasonable periods of illness or other incapacity) to the business of the Company and its affiliates and will faithfully and diligently carry out such duties and have such responsibilities as are customary among persons employed in substantially similar capacities for similar companies. Executive will report to the Chief Executive Officer and shall faithfully and diligently comply with all of his reasonable and lawful directives. For purposes of this Agreement, the term "affiliates" means any corporation, limited partnership, limited liability company or other entity engaged in the same business as the Company or a related business, which is controlled by or under common control with the Company. Executive's primary location for the performance of the services assigned to him shall be the Company's corporate headquarters located in Cleveland, Ohio.

         (b) SALARY. Executive's compensation shall be determined and payable as follows:

                  (i) During the Employment Period and thereafter as provided in paragraph 1(d) hereof, the Company will pay Executive a base salary at the rate of not less than $340,000 per annum, as adjusted pursuant to subparagraph (ii) below (or such higher amount as the Board may establish from time to time). Executive's base salary for any partial year will be prorated based upon the number of days elapsed in


                           Exhibit 99.6 Page 1 of 11

EXHIBIT 99.6

         such year and will be payable in accordance with the Company's customary payroll practices.

                  (ii) (A) commencing January 1, 2000, and on January 1 of each subsequent year as long as Executive remains an employee of the Company (each such January 1 being herein referred to as an "ADJUSTMENT DATE"), the base salary of Executive shall be adjusted to reflect increases in the Consumer Price Index for all urban consumers in the regional area including the Cleveland-Akron-Lorain, Ohio region (1982-84 = 100), published by the Bureau of Labor Statistics, United States Department of Labor (the "INDEX"). On each Adjustment Date, his base salary shall be increased by multiplying his base salary for the fiscal year preceding the Adjustment Date (computed on an annualized basis), by a fraction, the numerator of which shall be the Index most recently published prior to the Adjustment Date then at hand and the denominator of which shall be the Index of the immediately preceding Adjustment Date (or in the case of the First Adjustment Date occurring hereunder, the denominator shall be the most recently published Index as of the last day of the month immediately preceding the effective date hereof (the "BASE INDEX"). The result of such multiplications shall constitute Executive's base salary, as adjusted, commencing on the Adjustment Date then at hand and continuing until the next Adjustment Date.

                  (B) If (1) the Index ceases using the 1982-84 average of 100 as the basis of calculation, (2) a significant change is made in the number or nature (or both) of items used in determining the Index, (3) the parties agree that the Index does not accurately reflect, in relationship to the Base Index, the purchasing power of the dollar, or
         (4) the Index is discontinued for any reason, then the Company, in its discretion, shall adopt a substitute Index or procedure which reasonably reflects and monitors the salaries of urban consumers in the region that includes Cleveland, Ohio.

         (c) BENEFITS. In addition to the compensation described above in this PARAGRAPH 1, Executive will be entitled during the Employment Period to the following benefits:

                  (i) such health insurance and other benefits as are available from time to time to the Company's key executive employees generally;

                  (ii) vacation, sick leave and personal time in accordance with the Company's vacation and absence policies as in effect from time to time for the Company's Key executive employees, provided that Executive shall have no less than three (3) weeks vacation each year, with salary;

                  (iii) reimbursement, upon submission of documentation in accordance with the Company's regular expense policies, for reasonable business expenses incurred on the Company's behalf by Executive;



                           Exhibit 99.6 Page 2 of 11

                                  EXHIBIT 99.6

                  (iv) participation in any savings plan or 401(k) plan as is available from time to time to the Company's salaried employees generally;

                  (v) participation in the Company's 1996 Employee Stock Option Plan, as amended, with eligibility for annual grants of options beginning January 1,2000, with terms and amounts determined by the Compensation Committee of the Board consistent with those granted to the Company's other key executive employees; and

                  (vi) such additional benefits as are set forth on EXHIBIT A attached hereto.

         (d) TERMINATION. Executive's employment with the Company will continue until terminated by Executive's death, disability, which cannot be reasonably accommodated, or termination of Executive's employment pursuant to any of the following provisions:

                  (i) TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company may at any time terminate Executive's employment without Cause (as defined below) by giving Executive notice of the effective date of termination (which effective date may be the date of such notice). In the event of such termination, each of the following shall occur: (A) the Company shall make payments of base salary in accordance with PARAGRAPH 1(b) above at the rate in effect at the effective date of such termination for a period of twenty-four (24) months following the effective date of such termination; (B) the Company shall make available to Executive its medical plan, at a cost to the Executive equal to the Company's cost to obtain such medical plan, until the earlier of Executive's death or attainment of age 65; and (C) vesting with regard to the stock options granted pursuant to PARAGRAPH 1(c)(v) and described in EXHIBIT A shall be accelerated such that for purposes of determining the number of options exercisable as of the termination date, two additional years shall be considered to have passed ((A), (B) and (C) collectively referred to herein as the "SEVERANCE PACKAGE"); PROVIDED, HOWEVER that in the event that Executive breaches any of the representations, warranties and covenants set forth in PARAGRAPHS 2, 3 and 5 below, the Company will have no further obligation to make payments of the base salary or provide medical coverage at cost as described above, and may pursue all other available remedies.

                  For purposes of this PARAGRAPH 1 (d)(i), Executive shall be deemed to have been terminated without Cause upon the occurrence of all of the following conditions:

                           (x) Michael G. DeGroote is no longer the Chief
                  Executive Officer of the Company, whether through resignation or removal;

                           (y) Michael G. DeGroote no longer beneficially owns
                  (as defined for purposes of Rules 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) 10% or more of the voting stock of the Company; and


                           Exhibit 99.6 Page 3 of 11

                                  EXHIBIT 99.6


                           (z) any person or entity beneficially owns (as
                  defined for purposes of Rules 13(d) and 13(g) of the Exchange
                  Act) 10% or more of the voting stock of the Company.

                  (ii) TERMINATION BY THE COMPANY FOR CAUSE. The Company shall have the right to terminate Executive's employment at any time for any of the following reasons (each of which is referred to herein as "CAUSE") by giving Executive written notice of the effective date of termination (which effective date may be the date of such notice):

                  (A) the willful breach of any provision of paragraphs 1(a), 2, 3, 4 or 5 (including but not limited to a refusal to follow reasonable and lawful directives of the Board); provided, however, that to the extent that such breach is curable, the Board will give Executive written notice of such breach and Executive will have 15 days from the receipt of such notice to cure such breach;

                  (B) any act of fraud or dishonesty with respect to any aspect of the Company's or any affiliate's business;

                  (C) continued use of illegal drugs;

                  (D) as a result of Executive's gross negligence or willful misconduct, Executive shall violate, or cause the Company to violate, any applicable federal or state securities or banking law or regulation and as a result of such violation, shall become, or shall cause the Company or any affiliate to become the subject of any legal action or administrative proceeding seeking an injunction from further violations or a suspension of any right or privilege;


                  (E) as a result of Executive's gross negligence or willful misconduct, Executive shall commit any act that causes, or shall knowingly fail to take reasonable and appropriate action to prevent, any material injury to the financial condition or business reputation of the Company or any affiliate;

                  (F) substantial failure of performance, repeated or continued after written notice of such failure and explanation of such failure of performance, which is reasonably determined by the Board to be materially injurious to the business or interests of the Company or any affiliate; or

                  (G) conviction of a felony or of a crime involving moral turpitude.

                  If the Company terminates Executive's employment for any of the reasons set forth above in this paragraph 1 (d)(ii), the Company shall have no further obligations hereunder from and after the effective date of termination and shall have all other rights and remedies available under this or any other agreement and at law or in equity.

                           Exhibit 99.6 Page 4 of 11

                                  EXHIBIT 99.6

         (e) VOLUNTARY TERMINATION BY EXECUTIVE. In the event that Executive's employment with the Company is terminated by Executive, the Company shall have no further obligations hereunder from and after the date of such termination. Notwithstanding the foregoing, if Executive terminates his employment for Good Reason, such termination shall be deemed to be a termination without Cause. For purposes of this Agreement, the term "Good Reason" shall mean: within sixty (60) days of and in connection with or based upon (A) a material breach by the Company of any material provision of this Agreement, (B) a material decrease in Executive's base salary, (C) a material decrease in Executive's employee benefits which is materially different from such decreases which are applicable to senior management personnel taken as a whole, (D) an overall substantial and material reduction in the nature or scope of Executive's duties and responsibilities, (E) the permanent non-voluntary relocation of Executive's work place for the Company to a location more than 50 miles from Executive's current principal place of performance of services for the Company, or (F) the assignment to Executive of duties and responsibilities that are materially inconsistent with the position referred to in PARAGRAPH 1 (a); provided, however, that, prior to Executive's termination of employment for Good Reason, Executive must give written notice to the Company of any such breach, reduction or assignment and such breach, reduction or assignment remains uncorrected for thirty (30) days following such written notice.

         2. NONDISCLOSURE. Executive acknowledges that during the course of his performance of services for the Company he will acquire technical knowledge with respect to the Company's business operations, including, by way of illustration, the Company's investment plans or strategies, trade secrets, customer lists, customer or consultant contracts and the details thereof, pricing policies, operational methods, marketing and merchandising plans or strategies, business acquisition plans, personnel acquisition plans, and all other information pertaining to the business of the Company or any affiliate that is not publicly available (all of such information herein referred to as the "CONFIDENTIAL INFORMATION"); provided, however that the term "CONFIDENFIAL INFORMATION" shall not include (a) any information which is or becomes publicly available otherwise than through breach of this Agreement or (b) any information which is or becomes known or available to Executive on a non-confidential basis and not in contravention of applicable law from a source which is entided to disclose such information to Executive. Executive agrees that he will not, while he is employed by the Company, divulge to any person, directly or indirectly, except to the Company or its officers and agents or as reasonably required in connection with his duties on behalf of the Company, or use, except on behalf of the Company, any Confidential Information acquired by Executive during the term of his employment. Executive agrees that he will not, at any time after his employment with the Company has ended, divulge to any person directly or indirectly any Confidential Information nor use the Confidential Information in any way detrimental to the Company. Executive further agrees that if his relationship with the Company is terminated (for whatever reason) he shall not take with him but will leave with the Company all records, papers and computer software and data and any copies thereof relating to the Confidential Information (or if such papers, records, computer software and data or copies are not on the premises of the Company, Executive agrees to return such papers, records and computer software and data immediately upon his termination). Executive acknowledges that all such papers, records, computer software and data or copies thereof are and remain the property of the Company.

                           Exhibit 99.6 Page 5 of 11

                                  EXHIBIT 99.6


         3. INVENTIONS AND PATENTS. Executive agrees that all inventions, innovations or improvements relating to the Company's business or method of conducting business (including new contributions, improvements, ideas and discoveries, whether patentable or not) conceived or made by him during his employment with the Company belong to the Company. Executive will promptly disclose such inventions, innovations or improvements to the Board and perform all actions reasonably requested by the Board to establish and confirm such ownership.

         4. OTHER BUSINESSES. During the Employment Period, Executive agrees that he will not, directly or indirectly except with the express written consent of the Board, become engaged in, render services for, or permit his name to be used in connection with, or directly or indirectly counsel or consult with, any business other than the business of the Company and its affiliates; provided that Executive may (a) serve as trustee or on the board of directors, or in other similar capacities, for charitable organizations or trusts in which Executive has no pecuniary interest, and (b) engage in activities related to Executive's personal passive investments, in all such cases so long as such activities do not materially impact Executive's ability to perform his obligations and duties under this Agreement or result in a breach of PARAGRAPHS 2 or 5.

         5. NONCOMPETITION. Executive agrees that:

         (a) During the term he performs services for the Company and for a period of two (2) years after the termination thereof(for whatever reason), he will not interfere with the relationship of the Company and any employee, agent or representative.

         (b) During the term he performs services for the Company and for a period of two (2) years after the termination thereof (for whatever reason), he will not directly or indirectly interfere with the relationships of the Company with customers, dealers, distributors, vendors or sources of supply.

         (c) A. (i) Executive further agrees that during the term he performs services for the Company and, if Executive terminates this Agreement pursuant to paragraph 1(e), for a period of two (2) years after the termination thereof, he will not directly or indirectly own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of, any business or enterprise which provides outsourced business services to small and medium sized businesses, including but not limited to services in the following areas: accounting Systems, advisory and tax; employee benefits design and administration; human resources; information technology systems; payroll; specialty insurance; valuation; and workers' compensation (the "BUSINESS") within the United States/a thirty-mile radius of the city limits of the cities in which the Company or any affiliate of the Company conducts the Business, or for which the Company had, prior to the termination of Executive's employment, developed a written business plan to conduct the Business.

         (ii) If the Company actively engages in any other business (in addition to or in lieu of the Business), Executive further agrees that during the term he performs services for the Company and, if Executive terminates this Agreement pursuant to PARAGRAPH 1(e), for a period of two (2) years after the termination thereof, he will not directly or indirectly own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership,

                           Exhibit 99.6 Page 6 of 11

                                  EXHIBIT 99.6


management, operation or control of, any business or enterprise which competes with such other business within the United States/a thirty-mile radius of the city limits of the cities in which the Company or any affiliate of the Company conducts the Business, or for which the Company had, prior to the termination of Executive's employment, developed a written business plan to conduct the Business.

         B. (i) Executive further agrees that, in the event Executive's employment is terminated other than pursuant to PARAGRAPH 1(e), for a period of two (2) years after the termination of his employment he will not directly or indirectly own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of, any business or enterprise which is in the Business within the United States/a thirty-mile radius of the city limits of the cities in which the company or any affiliate of the Company conducts the Business, or for which the Company had, prior to the termination of Executive's employment, developed a written business plan to conduct the Business, unless Executive first provides (x) written notice to the Company of his intent to do so and (y) an opportunity for the Company to either continue paying Executive base salary in accordance with PARAGRAPH 1(b) at the rate in effect at the effective time of his termination for the remainder of such two (2) year period or to waive the Company's rights pursuant to this PARAGRAPH 5(c). The Company shall have seven (7) business days following receipt of such notice to make such election.

         (ii) If the Company actively engages in any other business (in addition to or in lieu of the Business), Executive further agrees that, in the event Executive's employment is terminated other than pursuant to PARAGRAPH 1(e), for a period of two (2) years after the termination thereof, he will not directly or indirectly own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of, any business or enterprise which competes with such other business within the United States/a thirty-mile radius of the city limits of the cities in which the Company or any affiliate of the Company conducts the Business, or for which the Company had, prior to the termination of Executive's employment, developed a written business plan to conduct the Business, unless Executive first provides
(x) written notice to the Company of his intent to do so and (y) an opportunity for the Company to either continue paying Executive base salary in accordance with PARAGRAPH 1(b) at the rate in effect at the effective time of his termination for the remainder of such two (2) year period or to waive the Company's rights pursuant to this PARAGRAPH 5(c). The Company shall have seven
(7) business days following receipt of such notice to make such election.

         C. For purposes of this PARAGRAPH 5(c), the reference to business or enterprise in lines 5 of PARAGRAPH (c)(A)(i), and line 6 of PARAGRAPH
(c)(A)(ii), line 5 of PARAGRAPH (c)(B)(i) and line 6 of PARAGRAPH (c)(B)(ii) shall mean the specific business unit in which Executive is employed or otherwise affiliated.

     (d) After discussing the matter with Executive, the Company shall have the right, subject to applicable law, to inform any other third party that the Company reasonably believes to be, or to be contemplating, participating with Executive or receiving from Executive assistance in violation of this Agreement, of the terms of this Agreement and of the rights of the Company hereunder, and that participation by any such third party with Executive in activities in violation of this PARAGRAPH 5 may give rise to claims by the Company against such third party.

                           Exhibit 99.6 Page 7 of 11

                                  EXHIBIT 99.6


     6. TERMINATION OF AGREEMENT. This Agreement shall terminate on the fifth anniversary of the date hereof, unless extended by mutual consent.

     7. GENERAL PROVISIONS.

     (a) NOTICES. Any notice provided for in this Agreement must be in writing and must be either personally delivered, or mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service, to the recipient at the address below indicated:

               To the Company:

               Century Business Services, Inc.
               6480 Rockside Woods Boulevard South, Suite 330
               Cleveland, Ohio 44131
               Telephone: 216-447-9000
               Attn: Michael G. DeGroote
                     Barbara A. Rutigliano, Esq.
               Telecopy: (216)447-9007

               To Executive:

               At Executive's last known
               address as listed with
               the Company

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or if mailed, five days after so mailed.

     (b) SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein except that any court having jurisdiction shall have the power to reduce the duration, area or scope of such invalid, illegal or unenforceable provision and, in its reduced form, it shall be enforceable.

     (c) COMPLETE AGREEMENT. This Agreement embodies the complete agreement and understanding between the parties and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. Any employment, benefit or bonus arrangements or agreements between the Company and Executive that existed at any time prior to the execution and

                           Exhibit 99.6 Page 8 of 11

                                  EXHIBIT 99.6

delivery of this Agreement are hereby terminated by Executive; provided, however, that Executive shall remain liable for any breach of such arrangements or agreements occurring during the term of such arrangement or agreement. From and after the date of this Agreement, Executive shall not be entitled to any compensation from the Company on account of any such arrangement or agreement.

     (d) SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, his heirs and the Company, except that Executive may not assign (other than by operation of law, will, or the laws of descent) any of his rights or obligations under this Agreement. The Company may assign its rights under this Agreement, as security, to any lender to the Company, and in the event of a sale of the stock, or substantially all of the stock, of the Company, or consolidation or merger of the Company into another corporation or entity, or the sale of substantially all of the operating assets of the Company to another corporation, entity or individual, the Company may assign its rights and obligations under this Agreement to its successor-in-interest, in which event such successor-in-interest shall be deemed to have acquired all rights and assumed all obligations of the Company hereunder.

     (e) CHOICE OF LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE INTERNAL LAW, AND THE NOT THE LAW OF CONFLICTS, OF THE STATE OF OHIO.

     (f) REMEDIES. Each of the parties to this Agreement will be entitled to enforce his or its rights under this Agreement specifically, to recover damages (including, without limitation, reasonable fees and expenses of counsel) by reason of any breach of any provision of this Agreement and to exercise all other rights existing in his or its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach or threatened breach of the provisions of this Agreement and that any party may in his or its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. Such injunction or decree shall be available without the posting of any bond or other security.

     (g) AMENDMENTS AND WAIVERS. Any provision of this Agreement may be amended or waived only with the prior written consent of (i) Executive and (ii) the Chief Executive Officer of the Company or a majority of the Board.

     (h) ABSENCE OF CONFLICTING AGREEMENTS. Executive hereby warrants and covenants that his employment by the Company does not result in a breach of the terms, conditions or provisions of any agreement to which Executive is subject.

     (i) SURVIVAL. No termination of Executive's employment by either or both parties shall reduce or terminate Executive's covenants and agreements in paragraphs 2, 3 and 5.

                            [SIGNATURE PAGE FOLLOWS]


                           Exhibit 99.6 Page 9 of 11

                                  EXHIBIT 99.6


     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered effective as of the day and year first above written.


                                   CENTURY BUSINESS SERVICES, INC.


                                   By:  /s/ Michael G. DeGroote
                                        -----------------------
                                        Michael G. DeGroote
                                        Chief Executive Officer and
                                        Chairman of the Board


                                   EXECUTIVE

                                   /s/ Fred Winkler
                                   ----------------
                                   Name: Fred Winkler
                                   Title: President & Chief Operating Officer
                                   Address: 822 Summer Bay Dr.
                                            St. Augustine, FL 32084




                           Exhibit 99.6 Page 10 of 11

                                  EXHIBIT 99.6

                                   EXHIBIT A

                               ADDITIONAL BENEFITS
                               -------------------


1.   The Company will provide a vehicle for use by Executive.

2. The Company will pay membership expenses for Executive and Executive's spouse at a country club or fitness club to be agreed upon by the parties.

3. Upon the effective date of this Agreement, Executive shall be granted options to purchase 200,000 shares of the Company's common stock at a price of $11.875 per share (the closing sale price on April 14, 1999). Such options shall be issued pursuant to the Company's 1996 Employee Stock Option Plan, as amended, and an Option Agreement to be entered into between the Company and Executive pursuant thereto. Such options shall vest according to the following schedule:

          - Options to purchase 50,000 shares of the Company's common stock shall not be subject to vesting and shall be immediately exercisable upon grant; and

          - Options to purchase 30,000 shares of the Company's common stock shall vest on January 1 of each of 2000, 2001, 2002, 2003 and 2004.


                           Exhibit 99.6 Page 11 of 11